EXHIBIT 2.2

                        September 3, 1999



Sovereign Bancorp, Inc.
2000 Market Street
Reading, Pennsylvania 19103

Sovereign Bank
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610

     Re: Purchase and Assumption Agreement dated as of September 3, 1999 by and among Fleet Financial Group,
          Inc., Fleet National Bank, Fleet Bank-NH, BankBoston,
          N.A., Sovereign Bank and Sovereign Bancorp, Inc. (the
          "Agreement")

Ladies and Gentlemen:

     Reference is made to the Agreement which is being executed contemporaneously herewith. Capitalized terms used herein which are defined in the Agreement but which are undefined in this letter agreement shall have the same meanings herein as therein.

          1. Community Bank Divestiture. The parties hereby acknowledge that in connection with the Merger certain regulatory authorities have requested that Purchaser and Sellers provide for the Community Bank Divestiture and that all of the parties to the Agreement desire to permit the Community Bank Divestiture.

          2.   Exclusion of Community Bank Business.
Notwithstanding the current inclusion of the Community Bank Business as part of the Business to be purchased by Purchaser pursuant to the terms and provisions of the Agreement, Purchaser and Sellers hereby agree that, except as provided otherwise herein, as of the Closing Date (a) the Community Bank Branches shall not be Branches and shall not be transferred to Purchaser under the Agreement, (b) any assets of Sellers allocated to the Community Bank Branches (the "Community Bank Assets") shall not be Purchased Assets and shall not be acquired by Purchaser under the Agreement, (c) any liabilities or obligations allocated to the Community Bank Branches (the "Community Bank Liabilities") shall not be Assumed Liabilities and shall not be assumed by Purchaser pursuant to the Agreement, and (d) any employees of the Community Bank Branches shall not be Business Employees under the Agreement.

          3. Acquisition of Additional Business. Sellers may put the Additional Business described in an Additional Business Notice to Purchaser and Purchaser shall acquire such Additional Business, subject to the matters set forth in the schedules to be
<PAGE 1> prepared pursuant Section 4(b) hereof, on the terms and conditions specified in the Agreement mutatis mutandis, as of a date that is the later of sixty (60) days after such Additional Business Notice or fifteen (15) days after the Closing Date (the "Additional Business Closing Date"), subject to the receipt of any required regulatory approvals.

          4.   Schedules.

               (a) Revised Schedules. On or before March 1, 2000, Fleet and Sellers shall revise and deliver to Purchaser, on one or more occasions, the schedules to the Agreement listed on Exhibit B attached hereto to, among other matters, remove therefrom, as applicable, the Community Bank Assets, Community Bank Liabilities and the Community Bank Employees and to otherwise reflect the effect of the Community Bank Divestiture. Upon the delivery of such revised schedules to Purchaser, such revised schedules shall supersede and replace in their entirety the original or previously revised versions of the respective schedules. Following execution of Divestiture Agreements for the Community Bank Divestiture, Fleet and Sellers shall provide such revised schedules as promptly as shall be reasonably practicable prior to March 1, 2000.

               (b) Schedules as to Additional Business. Within thirty (30) days after the Additional Business Notice, Fleet and Sellers shall deliver to Purchaser schedules relating to the Additional Business with respect to matters similar to those as to the Business set forth in the original schedules to the Agreement listed on Exhibit B. Such delivered schedules shall, among other matters, describe, as applicable, the Additional Bank Assets, Additional Bank Liabilities and the Community Bank Employees and otherwise reflect the composition of the Additional Bank Business and its acquisition by Purchaser.

               (c) Preparation of Schedules; Determination of Community Bank Business and Additional Bank Business.
     (i) Any revised schedules delivered pursuant to Section 4(a) above shall take into account the Community Bank Divestiture, including without limitation the proposed transfer of the Community Bank Business to one or more Community Banks, (ii) any new schedules delivered pursuant to Section 4(b) shall reflect the composition of the Additional Business and its acquisition by Purchaser, and in either case shall be prepared by Fleet and Sellers in good faith and with commercially reasonable care using the same or similar in all material respect methods and procedures utilized to prepare the schedules originally attached to the Agreement and, in the absence of manifest error, shall be final and binding on the parties to the Agreement, and (iii) any determination of the composition of the Community Bank Business or Additional Bank Business, including without
     <PAGE 2> limitation the Community Bank Assets, Community
     Bank Liabilities, Additional Bank Assets and Additional Bank Liabilities, by Fleet and Sellers shall be made in good faith and with commercially reasonable care using the same or similar in all material respect methods and procedures utilized to determine the Business, including without limitation the Purchased Assets and Assumed Liabilities, and, in the absence of manifest error, shall be final and binding on the parties to the Agreement.

          5. Negotiation of Community Bank Divestiture. Notwithstanding anything to the contrary contained in the Agreement, without any obligation to obtain the consent or approval thereof by Purchaser or Sovereign, Fleet and Sellers may negotiate, enter into and perform Divestiture Agreements, subject to appropriate closing conditions in favor of the parties thereto, with one or more of the Community Banks with respect to all or any portion of the Community Bank Divestiture. Where practicable and subject to any obligations as to confidentiality and nondisclosure to any of the Community Banks, Fleet will advise Purchaser from time to time as to the status of the Community Bank Divestiture.

          6.   Definitions.

               "Additional Bank Assets" shall mean those Community Bank Assets allocated to the Additional Bank Branches, which as of the date of an Additional Business Notice shall not have been acquired by a Community Bank pursuant to the Community Bank Divestiture and shall not be the subject of any Divestiture Agreement under which Sellers remain obligated to transfer such Community Bank Assets to a Community Bank.

               "Additional Bank Branches" shall mean one or more Community Bank Branches designated by Sellers in an Additional Business Notice that shall not have been transferred pursuant to the Community Bank Divestiture and shall not be the subject of any Divestiture Agreement under which Sellers remain obligated to transfer such Community Bank Branches to a Community Bank.

               "Additional Bank Employees" shall mean those Community Bank Employees, who are employees of the Additional Branches to be acquired by Purchaser hereunder and are Consumer Bank Employees as of the date hereof, but excluding such employees who shall leave a Sellers' employ between the date hereof and the close of business on the Additional Business Closing Date, but including replacements of such employees made in the ordinary course of business between the date hereof and the Additional Business Closing Date and including any Person who fills a vacant position at an Additional Branch between the date hereof and the Additional Business Closing Date. <PAGE 3>

               "Additional Bank Liabilities" shall mean those Community Bank Liabilities allocated to the Additional Bank Branches, which as of the date of an Additional Business Notice shall not have been assumed by a Community Bank pursuant to the Community Bank Divestiture and shall not be the subject of any Divestiture Agreement under which Sellers remain obligated to transfer such Community Bank Liabilities to a Community Bank.

               "Additional Business" shall mean the portion of the Community Bank Business, which as of the date of an Additional Business Notice shall not have been transferred to a Community Bank pursuant to the Community Bank Divestiture and shall not be the subject of any Divestiture Agreement under which Sellers remain obligated to transfer such portion to a Community Bank. Without limiting this definition, "Additional Business" shall include the Additional Bank Branches, the Additional Bank Assets, the Additional Bank Liabilities and the Additional Bank Employees.

               "Additional Business Notice" shall mean a written notice to Purchaser given after January 31, 2000 but on or prior to the first anniversary of the consummation of the Merger as to certain matters contemplated herein.

               "Community Bank Branches" shall mean one or more of the branch offices of Sellers listed on Exhibit A attached hereto that are the subject of the Community Bank Divestiture and that Sellers have designated as Community Bank Branches, by written notice to Purchaser on or prior to January 31, 2000; provided that, with respect to any previously designated Community Bank Branch, subject to the provisions of any applicable Divestiture Agreement, Sellers may by written notice to Purchaser on or prior to January 31, 2000 elect to redesignate such Community Bank Branch as a Branch for purposes of the Agreement and such redesignated Branch shall not be deemed a Community Bank Branch hereunder.

               "Community Bank Business" shall mean the Community
     Bank Branches, the Community Bank Assets, the Community Bank
     Liabilities and the Community Bank Employees.

               "Community Bank Divestiture" shall mean the divestiture by Sellers to one or more Community Banks of a portion of the Consumer Bank Division and the Small Business Bank Division representing no more than ten percent (10%) of the Business, subject, within such limit, to appropriate adjustments to conform such divestiture to the matters set forth on the revised schedules delivered pursuant to Section 4(a).
  <PAGE 4>
               "Community Banks" shall mean certain financial institutions to be designated by Fleet in one or more written notices to Purchaser on or before January 31, 2000, which notices may provide for the deletion of a previously designated financial institution.

               "Divestiture Agreement" shall mean an agreement or agreements between one or more of the Sellers and a Community Bank providing for the transfer and assumption by such Community Bank of all or a portion of the Community
     Bank Business.

          [Remainder of Page Intentionally Left Blank]

  <PAGE 5>
          Please indicate your agreement and acceptance of the foregoing by executing a counterpart of this letter agreement and returning it via telecopy and overnight delivery to Fleet's counsel, Edwards & Angell, LLP, 101 Federal Street, 23rd fl., Boston, Massachusetts 02110, facsimile number: (617) 439-4170,
Attention: Lauren A. Mogensen, Esq.

                              /s/ FLEET FINANCIAL GROUP, INC.


                              /s/ FLEET NATIONAL BANK


                              /s/ FLEET BANK - NH


                              /s/ BANKBOSTON, N.A.


Agreed and accepted as of the
date first above written.

/s/ SOVEREIGN BANK


/s/ SOVEREIGN BANCORP, INC.

  <PAGE 6>

                            EXHIBIT A

                     COMMUNITY BANK BRANCHES

Branch Owner   Identification /Branch Address

CONNECTICUT:
  BankBoston:    Blue Hills, 649 Blue Hills Ave., Hartford, CT
                   06112
                 Bloomfield, 48 Jerome Ave., Bloomfield, CT 06002
                 Enfield Street, 800 Enfield St., Enfield, CT
                   06010
                 Buckland Hills Mall, 194 Buckland Hills Drive,
                   Manchester, CT 06040
                 Westfarms Mall, 500 Westfarms Mall, Farmington,
                   CT 06032
                 Gables at Farmington, 20 Devonwood Drive,
                   Farmington, CT 06032
                 Villagegate at Farmington, 88 Scott Swamp Rd.,
                   Farmington, CT 06032


MASSACHUSETTS:
  Fleet Bank:    Mattapan, 1617 Blue Hill Ave., Boston, MA 02126
                 Uphams Comer, 585 Columbia Rd., Boston, MA 02125
                 Boston-Egleston Sq. 3060 Washington St., Boston,
                   MA 02026
                 Dorchester, 572 Freeport St., Boston, MA 02122
                 Washington Park, 300-350 Martin Luther King Dr.,
                   Roxbury, MA 02119
                 Falmouth, 249 Worcester Ct., Falmouth, MA 02540
                 Mashpee, Rt. 28, Mashpee, MA 02649
                 Osterville, 22 Wianno Ave., Osterville, MA 02655
                 Wareham/Motorbank, 237 Main St., Wareham, MA
                   02571
                 Stonehill, 1300 Belmont St., Brockton, MA 02401
                 Canton, 39 Washington St., Canton, MA 02021
                 Norwell, 80 Washington St., Norwell, MA 02061
                 Randolph, 35 Memorial Pkwy., Randolph, MA 02368
                 Billerica 233 Boston Road, 233 Boston Rd.,
                   Billerica, MA 01862
                 Drum Hill, 20 Drum Hill Rd., Chelmsford, MA
                   01824
                 Brockton Main, 34 School St., Brockton, MA 02401
                 Montello, 836 N. Main St., Brockton, MA 02401
                 Centerville, 1185 Falmouth Rd., Centerville, MA
                   02632
                 Chatham, 655 Main St., Chatham, MA 02633
                 Harwichport, Sission Rd. At., Harwich Port, MA
                   02646
                 Hyannis, 442 Main St., Hyannis, MA 02601
                 Hyannis Airport, 375 Iyanough Rd., Hyannis, MA
                   02601
                 Orleans, Rt. 28 At Main St., Orleans, MA 02653
<PAGE 7>
                 Pocasset, 301 Barlows Landing, Pocasset, MA
                   02559
                 Sandwich, Rt. 6A & Tupper Rd., Sandwich, MA
                   02563
                 Station Avenue, Station Ave., South Yarmouth, MA
                   02664
                 Yarmouth, 1123 Main & Wood St., South Yarmouth,
                   MA 02664
                 West Dennis, 932 Main Street, Rt. 28, West
                   Dennis, MA 02670

RHODE ISLAND:
  BankBoston:    East Greenwich, 765 Main St., East Greenwich, RI
                   02818
                 Wakefield-Main Street, 20A Main St., South
                   Kingstown, RI 02879
                 Wickford, 27 Brown St., North Kingstown, RI
                   02852
  <PAGE 8>
                            EXHIBIT B

                     SCHEDULES TO BE REVISED

Schedule 1.1(a)    ATM Lease Agreements
Schedule 1.1(b)    Automatic Teller Machines
Schedule 1.1(e)    Branch Leases
Schedule I.1(f)    Branches
Schedule 1.1(k)    Consumer Bank Employees
Schedule 1.1(1)    Consumer Bank Loans
Schedule 1.1(m)    Consumer Deposit Liabilities
Schedule 1.1(t)    Excluded Fixed Assets
Schedule 1.1(u)    Fixed Assets
Schedule 1.1(x)    ISDA Transactions
Schedule 1.1(y)    Letters of Credit
Schedule 1.1(z)    Liquidity Support Agreements
Schedule 1.1(hh)   Real Property
Schedule 1.1(ii)   Real Property Purchase Price
Schedule 1.1(jj)   SBA Loans
Schedule 1.1(kk)   Small Business Bank Deposit Liabilities
Schedule 1.1(ll)   Small Business Bank Employees
Schedule 1.1(mm)   Small Business Bank Loans
Schedule 1.1(pp)   Tenant Leases
Schedule 3.4(a)    Allocation of Purchase Price
Schedule 6.6(b)    Branch Lease Exceptions

  <PAGE 9>